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Exhibit 99.1

TO:   PR Newswire                   FROM:    Sierra Pacific Resources
      1-800-473-5152                         Faye I. Andersen
      US1 Release                            775-834-4822 or 775-848-4822



             STIPULATED AGREEMENT CALLING FOR ELECTRIC RATE DECREASE
                           IN NORTHERN NEVADA REACHED

         RECOMMENDED SETTLEMENT GOES TO PUCN COMMISSIONERS FOR APPROVAL

CARSON CITY, NV, May 12, 2003 -- Electric ratepayers served by Sierra Pacific Power Company in northern Nevada will realize - subject to approval by the Public Utilities Commission of Nevada (PUCN) -- a rate decrease of $9.8 million (or 1.4%) beginning June 1, 2003 and a rate decrease of $19.8 million (or 2.7%) beginning June 1, 2004. These decreases are the result of a stipulated agreement jointly announced today by the staff of the PUCN, the State Attorney General's Bureau of Consumer Protection, Sierra Pacific Resources (NYSE:SRP), and a coalition of major utility customers. Sierra Pacific Power had originally sought no change in rates.

The agreement, reached by all parties involved in Sierra Pacific Power's current deferred energy rate case, was submitted for approval to the PUCN on Monday, May 12, the first day of scheduled hearings in Carson City.

In a joint statement, the parties who negotiated the recommended rate reduction said: "This agreement, which will benefit virtually all citizens in northern Nevada through a reduction in rates, is the result of significant review and preparation by everyone involved in the pending rate case. We are appreciative for the consideration that was accorded one another in reaching settlement of what are extremely complex issues."

Aside from the state agencies and Sierra Pacific, other parties involved in the proposed agreement include interveners in the pending deferred energy rate case; namely, Barrick Goldstrike Mines, the Northern Nevada Industrial Electric Users, Boomtown Hotel & Casino, Circus and Eldorado Joint Venture, Club Cal Neva, Eldorado Resorts LLC, John Ascuaga's Nugget, Monarch Casino & Resort, Inc., Park Place Entertainment Corporation, and Peppermill Casinos, Inc.

If approved, the electric rate reductions would become effective on June 1, 2003. The impact to a typical Sierra Pacific single-family residential customer utilizing 675-kilowatt hours of electricity will be a reduction in the first year of $0.82 per month or $9.84 annually.

Under the terms of the stipulation, the parties agree that the base tariff energy rate that Sierra Pacific is currently charging will remain in place until such time as Sierra Pacific files its next deferred energy filing, when it may be subject to change. In addition, the parties have consented
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to the dismissal of the civil cases on file with the First Judicial District
Court in Nevada that address the PUCN decision on Sierra Pacific's previous deferred energy filing. The parties to the stipulation have further agreed to commence discussions no later than July 1, 2003 on the merits of performance-based ratemaking.





This press release may contain forward-looking statements regarding the future performance of Sierra Pacific Resources and Sierra Pacific Power Company within the measures of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from current expectations because these statements are subject to a variety of risks and uncertainties including the requirement that the stipulation receive approval from the Public Utilities Commission of Nevada before it becomes effective.